                             UNDERWRITING AGREEMENT
                             ----------------------

                      Made and entered into by and between

                     RANDGOLD & EXPLORATION COMPANY LIMITED
                     --------------------------------------

                         Registration No. 1992/005642/06

                  represented by Hendrik Christoffel Buitendag

     in his capacity as a Director of R&E, he being duly authorised thereto

                                       And

                          THE AFRIKANDER LEASE LIMITED
                          ----------------------------
                         Registration No. 1921/006955/06

                       represented herein by Marais Steyn

   in his capacity as a Director of Aflease, he being duly authorised thereto

                             UNDERWRITING AGREEMENT
                             ----------------------

1.   PARTIES

     RANDGOLD & EXPLORATION COMPANY LIMITED

     (Registration No. 1992/005642/06)

     ("R&E")

     THE AFRIKANDER LEASE LIMITED

     (Registration No. 1921/006955/06)

     ("Aflease")

2.   INTRODUCTION

     Aflease has resolved to offer to the holders of its ordinary shares, by way of a rights offer ("the rights offer"), shares of two cents each ("shares")
     at R2,50 per share ("the rights price"), in the ratio of 18.87 new ordinary shares for every 100 shares held, such that Aflease raises R100 000 000.00 before costs relating to the agreement.

     R&E has agreed to underwrite the subscription of those shares being offered in terms of the rights offer and in respect of which written irrevocable undertakings referred to in clauses 8.1 and 8.2 have not been received ("the underwritten shares").

     The parties wish to record their agreement in writing.

3.   RIGHTS OFFER

     Aflease shall, by not later than 30 June 2004 or such later date as may be agreed between the parties, post to equity instrument holders of Aflease registered as such at the close of business on the record date of the rights offer, which is estimated to be 15 (fifteen) days after the posting of the rights offer circular ("the record date"), renounceable (nil paid)
     letters of allocation ("the letters of allocation") in respect of the rights offer, accompanied by a circular and such other documents as may he required by the Companies Act, 1973, as amended, and the JSE Securities
     Exchange South Africa ("the JSE"). The circular and the letters of allocation shall contain the full terms of the rights offer and shall he agreed by the parties.

4.   UNDERWRITING

     4.1. R&E hereby:

          4.1.1   Undertakes to subscribe or procure the subscription for all of the underwritten shares and at the rights price referred to in clause 2 in terms of the rights offer; and

          4.1.2   Underwrites the subscription of the underwritten shares at the rights price and undertakes that, in respect of the
                  underwritten shares not subscribed and paid for through
                  acceptances of the rights offer and/or applications for
                  additional shares, it will subscribe and pay and/or procure subscriptions and payments for such underwritten shares at the rights price.

     4.2. Aflease shall notify R&E in writing by not later than 2 (two) business days after the closing date of the rights offer of the number of underwritten shares to be taken up by R&E pursuant to its obligations in terms of clause 4. R&E hereby undertakes to subscribe and pay and/or procure subscriptions and payments for such underwritten shares at the rights price by not later than 2 (two) business days after receiving such notification.

     4.3. Aflease hereby undertakes to allot (against payment of the subscription price) the underwritten shares referred to in clause 4.2 to R&E and/or its nominee/s and this agreement shall be deemed to be
          R&E's application to subscribe for such underwritten shares.

     4.4. For the purpose hereof, "business days" shall mean any day other than a Saturday, Sunday and an official South African public holiday.

5.   CONDITIONS

     R&E's obligation to subscribe and pay for the underwritten shares in terms of clause 4 is conditional upon:

     5.1  The fulfilment of the provisions of clause 3 by Aflease:

     5.2. Aflease's application for the listing of the letters of allocation and the listing of the shares to be issued pursuant to the rights offer being granted by the JSE;

     5.3. The registration of the letters of allocation and accompanying documents by the Registrar of Companies in Pretoria prior to the posting of the rights offer circular to the holders of Aflease ordinary shares:

     5.4. The granting of all necessary approvals from the relevant regulatory authorities including (without limitation) the JSE and the South
          African Reserve Bank; and

     5.5. Receiving confirmation from the SRP that it accepts that the relationship between Randgold, Trinity and Kabusha is such that they are not deemed to be acting in concert in relation to their interest in Aflease;

by not later than 30 June 2004 or such later date as the parties may agree in writing failing which this agreement shall lapse and be of no force or effect.

6.   RIGHT OF WITHDRAWAL

     6.1. Either of the parties shall, by notice given as hereinafter provided, be entitled to withdraw from this agreement before 16:30 on the day of granting of formal approval of the rights offer contemplated in this agreement by the JSE, if:

         6.1.1    Any event occurs and, without limiting the generality
                  aforesaid, there occurs any material change inside or outside
                  South Africa in:

              6.1.1.1  Stock market conditions; and/or

              6.1.1.2. Capital market conditions; and/or

              6.1.1.3. Economic conditions; and/or

              6.1.1.4. Financial conditions; and/or

              6.1.1.5. Political conditions  (including relations between the
                       Republic of South Africa ("RSA") and any other country);
                       and/or

         6.1.2.   Any war or civil commotion or serious rioting or "state of emergency" occurs in the RSA or a neighbouring  territory; or

         6.1.3.   Any other event occurs which, in the opinion of Aflease or R&E makes it inadvisable or impracticable for the rights offer to be made or seriously affects the prospects of it being
                  successfully concluded.

     6.2. Prior to taking any action in terms of clause 6.1, the parties shall consult together with a view to the deferment of the rights offer or the amendment of its terms. Should any

          party withdraw from this agreement in terms of this clause 6, this agreement shall, subject to clause 7, terminate upon such withdrawal.
          Should no such withdrawal take place, this agreement shall become irrevocable at 16:30 on the day prior to the finalisation date for the rights offer as contemplated in the JSE Listings Requirements.

7.   TERMINATION

     Should:

     7.1  Any of the conditions referred to in clause 5 not be fulfilled by the date specified for its fulfilment; or

     7.2. this agreement be terminated by a withdrawal in terms of clause 6; or

     7.3. this agreement be cancelled by mutual written consent of the parties, then neither of the parties shall have any claim against the other.

8.   COMMITMENT FEE AND UNDERWRITING COMMISSION

     8.1. In consideration for R&E giving an irrevocable undertaking to subscribe for, or to procure cash subscriptions for, the ordinary shares to which it is entitled according to its shareholding in
          Aflease in terms of the rights offer, Aflease shall pay to R&E a commitment fee equivalent to 1,5% of the total value of the new ordinary shares to which it is entitled calculated at the rights price.

     8.2. In consideration for other Aflease shareholders giving an irrevocable undertaking to subscribe for, or to procure cash subscriptions for the ordinary shares to which they are entitled according to their shareholding in Aflease in terms of the rights offer prior to the last practicable date before the finalisation of the rights offer circular to Aflease shareholders. Aflease shall pay a commitment fee equivalent to 1,5% of the total value of the new ordinary shares to which they are entitled calculated at the rights price.

     8.3. In consideration for R&E carrying out its underwriting obligations in terms of clause 4.2, Aflease shall pay to R&E an underwriting commission equivalent to 2,0% of the total value of the new ordinary shares for which irrevocable undertakings have not been received as contemplated in clause 8.2, calculated at the rights price.

     8.4. The commitment fee referred to in clauses 8.1 will become due and payable to R&E within 2 (two) business days of R&E fulfilling its undertaking in terms of the rights offer.

     8.5  The commitment fee referred to in clauses 8.2 will become due and payable to the other Aflease shareholders within 2 (two) business days of the Aflease shareholder concerned fulfilling its undertaking in terms of the rights offer.

     8.6. The underwriting commission referred to in clause 8.3 will become due and payable to R&E:

         8.6.1.   Within 2 (two) business days of R&E fulfilling its obligations in terms of clause 4;

                  or

         8.6.2.   Forthwith upon it being determined that the rights offer has been fully subscribed.

9.   DISBURSEMENTS

     Aflease shall pay all disbursements, which may be incurred by R&E in connection with this agreement and the rights offer including, without limitation, the costs of the negotiation, preparation and execution of this agreement.

10.  WARRANTY

     For the purposes of all documentation relating directly or indirectly to the rights offer, each of Aflease and R&E warrants in favour of the other that any information provided or statement made by it for the purpose of the rights offer, shall contain no material inaccuracy or material omission. It is recorded that any information provided or statement made by
     Aflease or R&E shall be relied upon and acted upon by R&E and/or Aflease, as the case may be.

11.  DOMICILIUM

     11.1     The parties hereto choose domicilia citandi et executandi for all purposes of and in connection  with this agreement as follows:

          R&E:                          3rd Floor
                                        28 Harrison Street
                                        Johannesburg
                                        2001

          Aflease:                      Block A
                                        55 Empire Road
                                        Parktown
                                        Johannesburg
                                        2193

     11.2.   Either party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number in the RSA, and any such change shall only be effective upon receipt of notice in writing by the other party of such change.

     11.3.   All notices, demands, communications or payments intended for either party shall be made or given at such party's domicilium for the time being.

     11.4.   A notice sent by one party to another party shall be deemed to be received:

              11.4.1.    On the same day, if delivered by hand; or

              11.4.2.    On the same day of transmission if sent by telex or
                         telefax and if sent by telefax with receipt received
                         confirming completion of transmission; or

              11.4.3.    On the fourteenth day after posting, if sent by prepaid
                         registered mail.

     11.5.   Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

12.  WARRANTY BY R&E

     R&E warrants in favour of Aflease that:

     12.1    it has the power to enter into this agreement and has taken all necessary action to authorise the entry into and performance of this agreement and the transactions contemplated herein; and

     12.2    it is in the position to meet its underwriting commitments in terms of this agreement and in such manner as may be required by the JSE.

     12.3    it will provide a bank guarantee acceptable to the JSE confirming its ability to underwrite the rights offer on or before 21 May
             2004.

13.  GENERAL

     13.1    This document constitutes the sole record of the agreement between the parties in regard to the subject matter thereof.

     13.2    No party shall be bound by any express or implied term,
             representation, warranty, promise or the like, not recorded herein.

     13.3    No addition to, variation or consensual cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of both of the parties.

     13.4     No indulgence which either of the parties ("the grantor") may grant to the other of them ("the grantee") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which might have arisen in the past or which might arise in the future.

     13.5     The parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or
              maintenance of the terms, conditions and import of this agreement.

     13.6     Neither party shall be entitled to cede its rights or delegate its obligations in terms of this agreement without the prior written consent of the other.

Thus done and signed at Johannesburg on this the 13TH day of May 2004.

                                    For and on behalf of

                                    RANDGOLD & EXPLORATION COMPANY Limited

                                    By  /s/ R.B. Kebble
                                        ----------------------------------------

                                    who warrants his authority hereto

Thus done and signed at Johannesburg on this the 13th day of May 2004.

                                    For and on behalf of

                                    THE AFRIKANDER LEASE LIMITED
                                    by

                                    /s/ M.Steyn
                                    --------------------------------------------

                                    who warrants his authority hereto